Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ECB Bancorp, Inc. of our report dated March 30, 2023, relating to the consolidated financial statements of ECB Bancorp, Inc. and Subsidiary appearing in the Annual Report on Form 10-K of ECB Bancorp, Inc. for the year ended December 31, 2022.

/s/ Baker Newman & Noyes LLC

Boston, Massachusetts

September 8, 2023